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                                                              EXHIBIT (a)(5)(ii)


FOR IMMEDIATE RELEASE                           Contact:  Stacie Nevadomski
                                                          Burson-Marsteller
                                                          202-530-4661


                          THAYER-BLUM FUNDING, L.L.C.
                             LAUNCHES TENDER OFFER


WASHINGTON, D.C., July 20, 2000 - Thayer-BLUM Funding, L.L.C. (Thayer-BLUM), today launched a tender offer to purchase up to 5,625,000 shares of common stock, par value $0.01 per share of EFTC Corporation (EFTC), for $4.00 per share by mailing tender offer documents to EFTC shareholders and filing a Tender Offer Statement with the Securities and Exchange Commission. In order to participate in the tender offer, shareholders must follow the instructions provided in the materials sent to them in the tender offer mailing. EFTC concurrently mailed a proxy statement to its shareholders containing a notice of a special meeting to seek approval of certain aspects of the recapitalization transaction. Consummation of the tender offer by Thayer-BLUM is subject to the satisfaction of certain conditions, including that at least 500,000 shares of common stock are validly tendered and not withdrawn prior to August 22, 2000.

The Tender Offer is the final stage of a public recapitalization of the Company. In the first stage of the recapitalization transaction, on March 30, 2000, Thayer-BLUM invested a total of $54 million in EFTC in exchange for senior subordinated exchangeable notes and warrants. In the second stage, on July 14, 2000, Thayer-BLUM invested an additional $14 million in EFTC senior exchangeable notes.

Upon shareholder approval of certain aspects of the transaction and consummation of the of the tender offer, the warrants will be cancelled and the senior subordinated exchangeable notes issued in March will be exchanged for senior subordinated convertible notes that are convertible into common stock at a conversion price of $2.58 per share and the senior subordinated exchangeable notes issued in July will be exchanged for EFTC's Series B Convertible Preferred Stock which accrues dividends at a rate of 8.875% and is convertible into common stock at a conversion price of $1.80 per share.
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EFTC Corporation is a provider of high-mix electronic services, employing over
1500 people nationwide. EFTC provides services primarily to original equipment manufacturers in the avionics, medical, instrumentation and communications industries. EFTC employs approximately 1500 people at manufacturing sites located in Arizona, Kansas, Massachusetts, New Hampshire, Oregon, Washington State, and Mexico.

Thayer-BLUM Funding, L.L.C., was formed by affiliates of Thayer Capital Partners, based in Washington D.C., and BLUM Capital Partners, based in San Francisco, California. Thayer Capital Partners is a private equity investment firm that controls positions in 14 operating companies with a total revenue of more than $2.1 billion. Providing entrepreneurial perspective and expertise in building companies through consolidation, Thayer Capital Partners manages private equity funds focused on generating superior equity returns through acquisitions of, or ventures with, companies in a variety of targeted industries including information technology, travel and leisure, electronics and outsourced manufacturing and services. BLUM is a private equity and strategic block investment firm, which manages in excess of $3 billion in capital both domestically and internationally.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE COMPANY. SECURITY HOLDERS ARE ADVISED TO READ THE IMPORTANT INFORMATION FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT IS CONTAINED IN THE TENDER OFFER STATEMENT (INCLUDING AND OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) FILED BY THAYER-BLUM AND THE SOLICITATION/RECOMMENDATION STATEMENT FILED BY EFTC. THE TENDER OFFER DOCUMENTS AND SOLICITATION/RECOMMENDATION STATEMENT WILL BE MADE AVAILABLE TO ALL SHAREHOLDERS OF EFTC AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER OFFER DOCUMENTS FILED WITH THE COMMISSION) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL ALSO BE AVAILABLE AT NO CHARGE AT THE COMMISSIONS WEBSITE AT WWW.SEC.GOV.
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